                                                                    EXHIBIT 10.6


                         LICENSE & DEVELOPMENT AGREEMENT

         THIS LICENSE & DEVELOPMENT AGREEMENT (the "Agreement") is entered into effective as of the 28th day of March, 2001 (the "Effective Date") by and between maxpop.com, Inc., a Texas corporation, ("Licensee") with principal offices at 2630 E. Commerce St., Dallas, Texas 75226 and MAX Internet Communications, Inc., a Nevada corporation ("MAX"), with principal offices at 8115 Preston Road, Eighth Floor East, Dallas, Texas 75225. This Agreement formalizes the terms and conditions in the Letter of Intent, executed February 1, 2001 and last amended March 20th, 2001 entered into by MAXIC and Licensee (the "LOI").

                                    RECITALS

         WHEREAS, MAX is in the business of developing, licensing and selling its proprietary Internet communications technology that specializes in media processing via a computer add-on card and software marketed as the i.c. Live card (the "i.c.Live Technology"as defined in Exhibit "O"), and any other product or device using the i.c.Live Technology, and Licensee is in the business of video production, encoding, distribution and hosting of Internet deliverable content. Through this Agreement, Licensee seeks MAX as a development partner who will i) provide development of a New Software Components (the "New Software Components") formulated solely for use in Licensee's existing services and as further described in Exhibit "B" (the "Developed Technology") that will be owned by Licensee and ii) who will grant Licensee certain exclusive rights, including certain non-competition covenants, to MAX's technology that will allow Licensee to market, sell and use the Developed Technology in the Industry (as defined in Exhibit "A").

         WHEREAS, Licensee desires to license from MAX components of the i.c.Live Technology necessary to develop with MAX the Developed Technology and MAX desires to license to Licensee such components.

         NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree to the following terms and conditions, which set forth the rights, duties, and obligations of the parties.

1.       LICENSE GRANTS, OWNERSHIP RIGHTS AND INDUSTRY EXCLUSIVITY.

         1.1 Nonexclusive License. Subject to the terms and conditions of this Agreement, MAX grants to Licensee an irrevocable except as provided herein, non-exclusive, worldwide, royalty-free transferable, license to use, distribute and sublicense components of the i.c.Live Technology as necessary to commercially exploit the Developed Technology.

         1.2 Ownership. Licensee shall own all right, title and interest in and to the Developed Technology, including any and all intellectual property rights and Derivative Works thereto. For the purposes of this Agreement, "Derivative Work" shall mean a work that is based





                                     Page 1
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upon one or more pre-existing works, such as a revision, modification, translation, abridgement, condensation, expansion, or any other form in which such pre-existing works may be recast, transformed, or adapted, and that, if prepared without authorization of the owner of the copyright in such pre-existing works, would constitute copyright infringement. For purposes hereof, a Derivative Work shall also include a compilation that incorporates such a pre-existing work.

         1.3 Subsequent Assignment. MAX agrees to assign and upon creation thereof agrees to automatically assign, without further consideration, any and all of its rights and interests, and those of its employees, in any and all of the intellectual property rights in and to the Developed Technology and any and all Derivative Works thereto, including without limitation the conception, planning, development, creation and writing of the Developed Technology and materials and information directly related to the Developed Technology and any and all enhancements of performance and functionality to the Developed Technology (collectively "Licensee's Technology Rights") but not including the i.c.Live Technology and/or any pre-existing intellectual property rights of MAX and any works other than the Licensee's Technology Rights derived therefrom subsequent to the Effective Date.

         1.4 Patent. Licensee shall have the right to seek patent, copyright, and trademark protection and other intellectual property rights protection in and to the Developed Technology, but not as to the i.c.LiveTechnology and/or any pre-existing intellectual property rights of MAX. At any time during or after the term of this Agreement, MAX shall assist Licensee, at Licensee's expense, in establishing, perfecting and enforcing its intellectual property rights, including vesting all right, title and interest in Licensee in patents, copyrights, and trademarks, in and to the Developed Technology by, as reasonably requested by Licensee, executing documents, and having its employee/consultants executing documents and otherwise doing all other things reasonably necessary to obtain letters patent, to vest Licensee with full and extensive titles to any patents or intellectual property rights, and to protect such patents and rights against infringement by others and otherwise fully exploit Licensee's rights in any and all intellectual property rights in and to the Developed Technology and all Derivative Works thereof; provided, however, that MAX provides no warranty as to the patentability of the Developed Technology and that such assistance shall not require any development or design efforts by MAX beyond that agreed to by the parties pursuant to Sections 2 and 3.1 of this Agreement.

         1.5 Limited License. Licensee grants to MAX a non-exclusive, irrevocable, worldwide royalty-free, assignable, transferable license to use and sub-license the Developed Technology to the development partners of MAX not in the Industry or not in competition with Licensee upon the written consent of Licensee.

         1.6 Exclusivity. Subject to the terms and conditions of this Agreement, and in consideration for payments as provided pursuant to Section 4 herein, MAX hereby agrees not to, directly or indirectly, (a) create, engage any party to create, solicit, or initiate any discussions with any other party, or (b) take any action to develop any technology or create any intellectual property rights, that allow MAX or others to compete with Licensee in the Industry. In addition to terms in Section 1.1, MAX grants Licensee a revocable, fully-paid up, transferable, assignable exclusive license to use, distribute and sublicense the i.c.Live Technology solely in conjunction with the Developed Technology in the Industry.




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2.       DEVELOPMENT OF THE PRODUCT

         2.1 Joint Management. The development objectives, timeline, schedule, and initial plan shall be mutually agreed upon by the parties (the "Project Plan"). MAX shall undertake its reasonable efforts and devote such resources and personnel reasonably necessary to complete the Developed Technology in accordance with the Project Plan (the "Development Efforts"). The Development Efforts shall proceed with a target of completing each stage of such development by the date set forth in the Project Plan. The Development Efforts shall occur at MAX's facilities in Dallas, Texas. Subject to the terms of Section 2.3 hereof, MAX shall have primary responsibility for development of the Developed Technology. Licensee shall have with reasonable prior notice, full right of entry to the Development Area in which Development Efforts for Licensee are underway during MAX's normal business hours. The duration of such development schedule may be modified only by mutual written agreement of the parties.

         2.2 Funding. Licensee shall pay to MAX, the total amount of $350,000.00 (the "Development Fee") in an initial payment of $50,000, two payments of $25,000, and one payment of $50,000, each at seven (7) day intervals, followed by eight (8) payments of $25,000.00 each at seven (7) day intervals (the "Remaining Development Payments"), commencing on the Effective Date. Upon Acceptance as defined in Section 2.9, Licensee shall pay an incentive bonus of $2,500.00 in immediately available U.S. funds for each seven (7) day reduction by MAX of the time of delivery for acceptance of the Developed Technology from the twelve (12) week delivery schedule.

         2.3 Management; Advisory Committee. Management responsibility for the Development Efforts shall be joint among Licensee and MAX through a development advisory committee (the "Advisory Committee") consisting of four (4) members, two (2) appointed by MAX and two (2) appointed by Licensee. The governance of the Advisory Committee shall be in accordance with the bylaws of MAX. The Advisory Committee shall seek to reach consensus on all important decisions pertaining to the development and implementation of the Developed Technology. The Advisory Committee shall meet weekly by telephone or videoconference to review the status of the Development Efforts and make recommendations concerning the Development Efforts to the manager of the Development Efforts (the "Project Manager").

         2.4 Selection of Employees. MAX shall designate the employee(s) who shall engage in the Development Efforts. In the event that Licensee, at any time and in its sole discretion, deems any employee designated by MAX unsuitable for the performance of Development Efforts, Licensee shall by written notice advise MAX of such determination, and MAX shall use its best efforts to provide a replacement employee acceptable to Licensee to perform such Development Efforts as soon as is reasonably possible, all factors considered, including availability of additional qualified employees and pre-existing commitments. However, selection of employees shall be performed at MAX's sole discretion.



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         2.5 Hiring. In the absence of MAX's written consent, during the term of the Agreement and for a period of twelve (12) months after expiration or termination of this Agreement, Licensee shall not hire any person who, during the twelve (12) months immediately preceding such hiring, has been a MAX employee.

         2.6 Documentation; Audit. On or before the tenth (10th) and twentieth
(20th) business day of each month, MAX shall provide a progress report to Licensee, substantially in a form to be mutually agreed upon by the parties and as provided Exhibit "D" (the "Documentation"). Licensee shall have the right to reasonably request and examine (the "Audit") original primary sources (the "Primary Sources") supporting the Documentation. The Audit shall be performed in a reasonable manner and shall relate to a reasonable subject matter. MAX shall provide the Primary Sources to Licensee within seven (7) days of Licensee's reasonable request for Primary Sources for use in an Audit.

         2.7 Purchase of Technology. Licensee will have the right to purchase i.c.Live hardware under the same terms and conditions offered by MAXIC directly to the general public. Such purchase shall automatically include a grant to Licensee of an irrevocable except as provided herein, non-exclusive, worldwide, royalty-free transferable, license to use, distribute and sublicense the purchased i.c.Live hardware and such i.c.Live Technology necessary to use such hardware as necessary to commercially exploit the Developed Technology.

         2.8 Compatibility. MAX represents that the Developed Technology will perform with compatibility to Microsoft Windows 98SE to the same extent that i.c.Live Technology performs with compatibility to Microsoft Windows 98SE and third party software included with MAX's i.c.Live Technology.

         2.9 Acceptance. The parties have developed an Acceptance Test Plan as set forth on Exhibit "B" (the "ATP") including the acceptance criteria identified in the Project Plan and subject to the provisions of this Section upon execution of this Agreement. "Acceptance" shall mean (i) performance of the Developed Technology that meets or exceeds the specifications of the ATP or (ii) if the Developed Technology is not tested for acceptance by Licensee within (30) days of delivery by MAX, the Developed Technology shall be deemed to be accepted and all obligations of Licensee to make payments to MAX hereunder shall be in full force and effect.

         2.10 Non-Performance. If the Developed Technology fails to meet the specifications contained in the ATP, within five (5) business days of the unsuccessful test, Licensee shall give written notice to MAX of such failure, describing with reasonable specificity the nature of such failure. MAX, at MAX's sole cost and expense, shall have thirty (30) calendar days of its receipt of such written notice to modify, correct or enhance the Developed Technology (the "Notice to Modify"). If on the last day of such thirty-day period, MAX has not so modified, corrected or enhanced the Developed Technology, Licensee shall have an option at its sole discretion to (i) (a) take delivery, and retain ownership, of the Developed Technology to the extent it has been created and (b) negotiate and execute an agreement with MAX that modifies certain provisions of this Agreement (the "Savings Agreement"), and whereby MAX agrees to exercise its commercially reasonable efforts to negotiate and enter into such Savings Agreement in good faith; provided that this Agreement shall automatically terminate if such Savings Agreement is





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not executed within thirty (60) days of the receipt of the Notice to Modify (the
"Savings Election"); or (ii) demand and receive from MAX within forty-five (45) days and in immediately available U.S. funds, all of the Development Fee that {have been paid to MAX} has been paid to MAX, and upon which event this Agreement shall automatically terminate. Licensee shall be deemed to have chosen the option for the Saving Election when it delivers to MAX a written notice of its option for the Saving Election (the "Notice of Savings Election").

         2.11 Source Code. Upon written acknowledgment that the Developed Technology meets the specifications of the ATP and receipt of final settlement and payment of Development Fees and incentive bonus payments as provided in
Section 2.2, if any, from Licensee, MAX will deliver the source code version of the Developed Technology save and except the source code processor native software objects and except for the software licensed to MAX by ATI Technologies, Inc. or its successors. MAX will also deliver processor native software objects in compiled executable form.

         2.12 Support for Technology. Upon Acceptance, at a rate of $25,000 per quarter for a period of one (1) year from Acceptance, MAX shall provide on-going industry standard technical support and training for the Developed Technology as provided for in Exhibit P.

         2.13 Key Personnel. Each party will designate three (3) key personnel who are critical to the success of the Developed Technology's development and will use their reasonable best efforts to insure that such personnel remain employed and available at least until all development activities are complete and Acceptance of the Developed Technology. The Project Manager shall be designated by MAX, subject to the approval of Licensee, which approval shall not be unreasonably withheld. The three (3) key personnel designated by MAX and the Project Manager shall be referred to as the "Key Personnel."

         2.14 Work Continuance. MAX and Licensee hereby adopt by mutual consent a work continuance plan (the "Work Continuance Plan"), which is attached as Exhibit "L" hereto, in the event that MAX is unable to otherwise perform under this Agreement.

         2.15 Expenses. Licensee shall not require MAX travel or otherwise participate in any activity that will increase MAX's expense to perform under this Agreement beyond what are, in MAX's sole discretion, the activities required to provide the Developed Technology.

3.        FUTURE CONSIDERATIONS

         3.1 On-going Development. MAX may perform ongoing development of the Developed Technology (the "On-going Development"), which is described in Exhibit "F" attached hereto. Further enhancements may include, but will not be limited to, better quality of processed media elements, more efficient use of data transmission bandwidth and improved functionality of Development Technology.




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         3.2 Exclusivity License Payments. This license and right granted under
Section 1.6 shall be immediately revoked if Licensee fails to pay any Exclusivity Payment(s) in accordance with Sections 4.3 or 4.4 of this Agreement.

3.3      Restrictions and Requirements.

         3.3.1 Source Code Restrictions. Licensee shall not de-compile, reverse engineer, disassemble, or otherwise determine or attempt to derive source code for the i.c.Live Technology or to market or use directly or indirectly any derivative works based upon the i.c.Live Technology and agrees not to permit or authorize anyone else to do so, except as granted under the license terms of this Agreement and only with prior written consent by MAX which will not unreasonably be withheld. Such restriction shall not apply to the Developed Technology, any Derivative Works thereof, or to any applications created pursuant thereto , save and except that Licensee shall not de-compile, reverse engineer, disassemble, or otherwise determine or attempt to derive source code for the media processor native software objects.

         3.3.2 Third Party Terms. Licensee understands that some of the i.c.Live Technology has been licensed by MAX from third party licensors. As such, Licensee agrees to comply with all terms and conditions listed in the licenses attached as Exhibit "G" that relate to the use of third party licensors' technology or trademarks (the "Third Party Licenses"). Licensee acknowledges that MAX is in negotiations with the parties set forth at Exhibit H (the "Potential Partners") and MAX may license the i.c.Live Technology to the Potential Partners, subject to the provisions of Sections 1 and this Section 3.3.2.

         3.3.3 Should any portion of the technology necessary to use, sell, or otherwise commercially exploit the Developed Technology become the subject of any claim of infringement, Licensee may at its option (a) require MAX to procure for Licensee, at the expense of MAX, the right to continue exercising its rights hereunder with respect to the technology necessary to use or otherwise commercially exploit the Developed Technology, or (b) terminate this Agreement.

4.       PAYMENTS

         4.1 Timely Payments. Licensee shall pay to MAX in a timely manner each of the payments described in this Section 4.

         4.2 Development Fee. Licensee shall pay MAX the Development Fee as set forth in Section 2.2. Under no circumstances shall the Development Fee be withheld, including without limitation, an election by Licensee to Audit in accordance with Section 2.6.

         4.3 Exclusivity Payments. In addition to the Development Fee and subject to Section 4.4, Licensee shall pay MAX the following, provided that and as a precondition to such payment, MAX has provided to Licensee evidence confirming that MAX owns, or has the valid right, title and interest to exploit, transfer, license and use, all of the i.c.LiveTechnology, and has taken all




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actions reasonably necessary to protect the i.c.LiveTechnology, as provided in section 5.4 (collectively, the "Exclusivity Payments"):

                  (1) Prior to the execution of this Agreement, Licensee has paid to MAX the sum of $115,000 (the "Preliminary Exclusivity Payment");

                  (2) Commencing on the first day of the month next succeeding the month in which the Developed Technology is accepted, as provided in Sections 2.9 and 2.10 and so long as Licensee has not delivered a Notice of Savings Election (as such term is defined in Section 2.10 of this Agreement) to MAX, and continuing on the first day of each of the five (5) months thereafter, (the "Initial Exclusivity Payment Period"), Licensee shall pay to MAX the greater of
                           (i) $0, or (ii) fifteen percent (15%) of Licensee's Gross Profit (as defined below) for the immediately preceding month.

                  (3) License. Following the Initial Exclusivity Payment Period, Licensee shall, on the first day of the first month following each three (3) month period and continuing for a thirty-six (36) month period (twelve payments), so long as Licensee or successor has accepted, pursuant to Section 2.9, the Developed Technology and so long as Licensee has not delivered a Notice of Savings Election (as such term is defined in Section 2.10 of this Agreement) to MAX, pay MAX the greater of:


                                    (i)     during the 1st 12-month period        $  500,000.00;
                                    during the 2nd 12-month period                $1,000,000.00;
                                    during the 3rd 12-month period                $1,500,000.00;
                                    OR,


                                    (ii) Fifteen percent (15%) of Licensee's
                           Gross Profits, as defined below.

         Ninety days after such thirty-six (36) month period as provided in this
Section 4.3(3), and on the first day of the first month following each three (3) month period, so long as Licensee or successor has accepted the Developed Technology and so long as Licensee has not delivered a Notice of Savings Election (as such term is defined in Section 2.10 of this Agreement) to MAX, Licensee shall be liable for, and shall pay MAX, an amount limited to fifteen percent (15%) of Licensee's Gross Profits as defined below.

         For the purposes of this Section 4.3, "Gross Profit" shall mean revenues of goods and services that use the Developed Technology recognized for the reporting period as reduced by the cost of goods services sold relating to those revenues, in accordance with GAAP. Accordingly, revenue shall not be reduced by selling, general and administrative expenses. Licensee shall furnish to MAX on or before the 15th day of the month immediately following the




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end of each calendar quarter of each calendar year, statements of Licensee's
Gross Profits. So long as this Agreement remains in effect or Licensee derives revenues from the Developed Technology or any derivative thereof, MAX shall have the right to inspect and audit the books and records of Licensee that relate to such Gross Profits revenues and costs to determine the accuracy of the statements furnished to MAX at any reasonable time during Licensee's normal business hours; provided, however, that no more than 2 such audits will be allowed in any calendar year.

         4.4      Acquisition.

         a.       Definitions. The following definitions shall apply to this
                  Section 4.4:

                  1. "Acquisition" Acquisition shall mean any one (1) or more of the following:

                  (x) the sale and/or assignment of Maxpop Stock to any person or entity (an Acquiror") by any present or future shareholder of Maxpop and/or the successors and/or assigns of the Maxpop Shareholder (a "Maxpop Shareholder"), that results in a Change of Control, or

                  (y) the issuance by Licensee of Maxpop Stock or debt of Licensee convertible into Maxpop Stock that results in a Change of Control, or

                  (z) the sale and/or assignment of Total Assets of Licensee such that Total Assets valued at a monetary amount exceeding fifty percent (50%) or more of Licensee's Total Assets Valuation is sold and/or assigned to an Acquiror.

                  2. "Assumption of Liabilities Consideration" Assumption of Liabilities Consideration shall mean the transfer or assignment of liabilities of Licensee to Acquiror, as consideration for an Acquisition.

                  3. "Cash Consideration" Cash Consideration shall mean all currency of any country, or checks or other orders drawn upon banks or bankers and payable upon demand received by Licensee and/or any one (1) or more Maxpop Shareholders, or which Licensee and/or any one (1) or more Maxpop Shareholders have a right to receive, as consideration for an Acquisition.

                  4. "Change of Control" means and occurs on the date (i) any person or entity becomes for the first time the direct or indirect owner of more than fifty percent (50%) of the total number of issued and outstanding shares of any class or series of Maxpop Stock or debt convertible into more than fifty percent (50%) of the total number of issued and outstanding shares of any class or series of Maxpop Stock.

                  5. "Debt Consideration" Shall mean a sum of money due under the terms of a note, contract, agreement, or other instrument that is neither convertible into common or preferred stock nor or listed for trading on a national of any country or regional stock exchange within the United States or quoted on the Nasdaq





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                           National or Nasdaq Small Cap over-the-counter
                           markets, received by Licensee and/or any one (1) or more Maxpop Shareholders, or to which Licensee and/or any one (1) or more Maxpop Shareholders have a right to receive, as consideration for an Acquisition.

                  6. "Derivative Securities Consideration" Derivative Securities Consideration shall mean all warrants, options, convertible debt, convertible preferred stock, contracts, agreements, or other instruments that:

                           (x) Provide, in whole or in part, on a firm or contingent basis, for the purchase or sale of, or is based on the value of, or any interest in, one or more commodities, securities, currencies, interest or other rates, indices, quantitative measures, or other financial or economic interests or property of any kind; or

                           (y) Involve any payment or delivery that is dependent on the occurrence or nonoccurrence of any event associated with a potential financial, economic, or commercial consequence; or

                           (z) Involve any combination or permutation of any contract, agreement, or transaction or underlying interest, property, or event described in this
                           Section 4.4(a)(6)(x) and 4.4(a)(6)(y),

         and is received by Licensee and/or any one (1) or more Maxpop Shareholders, or which Licensee and/or any one (1) or more Maxpop Shareholders have a right to receive, as consideration for an Acquisition.

                  7. "Maxpop Stock" Maxpop Stock shall mean all types, classes and series of capital stock of Maxpop including all classes and series of common stock, whether voting or non-voting, and all classes or series of preferred stock, whether voting or non-voting and whether convertible into common stock or debt of Maxpop or not so convertible.

                  8. "Other Consideration" Other Consideration shall mean any and all consideration received by Licensee and/or any one (1) or more Maxpop Shareholders, or to which Licensee and/or any one (1) or more Maxpop Shareholders have a right to receive, as consideration for an Acquisition that is not Cash Consideration, Securities Consideration, Derivative Securities Consideration, Assumption of Liabilities Consideration or Debt Consideration, and, in the case or Maxpop Shareholders, does not relate to personal services or obligations by such Maxpop Shareholder, so long as the compensation for such personal services or obligations is reasonable.

                  9. "Register," "Registered," and "Registration" refer to a registration effected by preparing and filing one or more Registration Statement or Statements in compliance with the Securities Act including one or more Registration Statement or Statements pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis, and the declaration or ordering of effectiveness of such Registration Statement by the Commission.

                  10. "Registration Rights Agreement" Registration Rights Agreement shall mean an agreement between Licensee or one (1) or more Maxpop Shareholders and an Acquiror by which Licensee and such Maxpop Shareholder(s) have certain rights to have certain securities making up part of the Securities Consideration and certain securities underlying Derivative Securities Consideration, making up part of the Derivative Securities Consideration, and debt or equity into which Derivative Securities Consideration is convertible into included on a Registration Statement.

                  11. "Registrable Securities" Registrable Securities shall mean means collectively, the securities and the shares underlying the derivative securities, and any other shares of common stock that the Acquiror desires to, or is under an obligation to, file a Registration Statement covering.

                  12. "Registration Statement" means a registration statement of an Acquiror under the Securities Act that covers any of the Registrable Securities.

                  13. "Securities Consideration" Securities Consideration shall mean all common stock, preferred stock not convertible into the common stock of the issuer, bonds and debentures, issued by a corporation, partnership, trust, governmental unit or political subdivisions of same, listed for trading on a national of any country or regional stock exchange with in the United States or quoted on the Nasdaq National or Nasdaq Small Cap over-the-counter markets, partnership interests, limited partnership interests, voting-trust certificates, collateral-trust certificates, certificates of interest in property (tangible or intangible), and investment contracts received by Licensee and/or any one (1) or more Maxpop Shareholders, or which Licensee and/or any one (1) or more Maxpop Shareholders have a right to receive, as consideration for an Acquisition.

                  14. "Total Assets" Total Assets shall mean the gross physical assets of (i) the Licensee, or (ii) Licensee and any and all subsidiaries of Licensee on a consolidated basis, whichever is higher, reflected on Licensee's balance sheet in accordance with GAAP and pursuant to the pertinent provisions of Regulation S-X of the Rules and Regulations of the Securities Act of 1933, whether Licensee is subject to same or not.

                  15. "Total Assets Valuation" Shall mean the value of the Total Assets carried on Licensee's balance sheet in accordance with GAAP determined as of the date of Acquisition, and computed in accordance with the pertinent provisions of

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                           Regulation S-X of the Rules and Regulations of the
                           Securities Act of 1933}.

                  16. "Total Consideration Valuation" Total Consideration Valuation shall mean the greater of (x) the sum of the valuations of Cash Consideration, Securities Consideration, Derivative Securities Consideration, Debt Consideration, Assumption of Liabilities Consideration and Other Consideration or (y) the consideration for the Acquisition expressed in the documents effectuating same, calculated in accordance with GAAP.

         b. Notice of Potential Acquisition. In the event that Acquiror and Licensee and/or one (1) or more Maxpop Shareholders negotiate and sign a term sheet, letter of intent, or heads of agreement (collectively, a "Term Sheet") with any person or entity in which the terms set forth in such Term Sheet would, if consummated in final, signed written agreements, constitute an Acquisition as defined in this Section 4.4(a)(1), then Licensee shall, before the expiration of seventy-two (72) hours from the time of the execution of the Term Sheet, give written notice to MAX to the effect that Licensee or any Maxpop Shareholder has executed a Term Sheet relative to a potential Acquisition and shall summarize the total dollar value of the proposed Total Consideration Valuation, the basis for the calculation of the Total Consideration Valuation, the amounts of the Total Consideration Valuation that constitute Cash Consideration, Debt Consideration, Securities Consideration, Derivative Securities Consideration, Assumption of Liabilities Consideration and Other Consideration, and whether or not a Registration Rights Agreement is contemplated and, if so, the material proposed terms of same (e.g. demand rights versus piggyback rights; all or part of the Securities Consideration or Derivative Securities Consideration; blackout allowances; availability of Form S-3, etc.).

         c. Negotiation of Potential Acquisition. In negotiating a potential Acquisition, Maxpop and/or such Maxpop Shareholder(s) shall use commercially reasonable efforts to accomplish the following terms of the Acquisition:

                  1. Sufficient Cash Consideration such that the Acquisition Payment, as defined in this Section 4.4, made by Licensee and/or one (1) or more Maxpop Shareholder(s), to MAX would constitute no less than seventy-five percent (75%) cash and no more than twenty-five percent (25%) securities, derivative securities, debt, or other consideration.

                  2. Total Consideration given by Acquiror to Licensee or one (1) or more Maxpop Shareholder(s) in forms in the following order of preference:


                           (a)      Cash Consideration;

                           (b)      Securities Consideration;

                           (c)      Derivative Securities Consideration;

                           (d)      Debt Consideration;

                           (e)      Assumption of Liabilities Consideration; and

                           (f)      Other Consideration.

                  3. Registration rights pursuant to a Registration Rights Agreement that:

                           (a) defines Registrable Securities to include all Securities Consideration and all securities underlying Derivative Securities Consideration;

                           (b) provides for rights to demand or, at a minimum, rights to piggyback Registration with an effective date no later than ninety
                                    (90) days from the date of filing of a
                                    Registration Statement, as to all Securities
                                    Consideration and securities underlying
                                    Derivative Securities Consideration;

                           (c) provides for registration on Form S-3, if available, or Form SB-2, if Form S-3 is not available; and

                           (d) does not allow the Acquiror to issue "blackout" notices to the effect that Licensee or such Maxpop Shareholder(s)' prospectuses are no longer current.

         d. "Acquisition Payment" In the event Licensee has not delivered a Notice of Savings Election (as such term is defined in Section 2.10 of this Agreement) to MAX at least ninety (90) days prior to the closing date of the proposed Acquisition, Licensee, or in the event of an Acquisition defined in Sections 4.4(a)(1)(x) or (y) hereof and relative to their ownership interest in License, the Maxpop Shareholders, will, at the sole discretion of MAX, and as directed in writing by MAX, either (i) pay to MAX, an amount equal to the greater of $12,000,000.00 or 15% of the Total Consideration Valuation paid by such Acquiror to Licensee and/or one (1) or more Maxpop Shareholder(s) (the "Acquisition Payment"), or (ii) notify Acquiror of MAX's election to continue the Exclusivity License Payments; provided, however that if such Acquisition Payment would exceed $22.5 million, MAX shall have no such selection and Licensee or Maxpop Shareholders, as applicable, shall pay MAX solely the Acquisition Payment. In the event that option (i) in the prior sentence is elected by MAX, then all rights of MAX to receive Exclusivity License Payments will immediately cease and no longer be enforceable. The Acquisition Payment shall be made to MAX first out of Cash Consideration received by Licensee or one (1) or more Maxpop Shareholder(s), with the remainder to be paid out of the elements of Total Consideration in the order set forth in
                  Section 4.4(a)(7)(c)(2). The Acquisition Payment shall be paid upon closing of the transaction with such Acquiror. Should the Acquisition Payment include securities or derivative securities, then Maxpop shall cause such securities or derivative securities to be assigned or transferred to MAX, subject to the availability of valid federal and state securities exemptions for such transfer. Neither Licensee nor any Maxpop

                  Shareholder shall have any responsibility or obligation to MAX pursuant to this Section 4.4(d) in the event that a Notice of Non-Usage is delivered MAX at least ninety (90) days prior the to closing date of the proposed Acquisition.

         e. Assignment of Registration Rights. Licensee and/or one (1) or Maxpop Shareholder(s), as applicable, shall use its commercially reasonable efforts to assign to MAX, all rights to have securities representing Securities Consideration and securities underlying Derivative Securities Consideration to be Registered on a Registration Statement to the extent that such securities representing Securities Consideration and securities underlying Derivative Securities Consideration are included as all or part of the Acquisition Payment.

         f. Restrictive Legend. Licensee shall cause, and Maxpop Shareholder(s) shall acquiesce in, the placement of a Restrictive Legend on all Maxpop Stock that puts all holders on notice that such Maxpop Stock is subject to the terms and conditions of this Agreement. Maxpop shall not issue Maxpop Stock to any present or future holders of Maxpop Stock without placing such restrictive legend on such Maxpop Stock.

         g. Covenant as to Future Subscriptions. As a condition precedent to accepting any future subscriptions of Maxpop Stock by investors, Maxpop shall cause such investors to sign an acknowledgement and acceptance of this Agreement.

         h. Covenant as to Assignation of Developed Technology. Licensee shall not sell, transfer, or assign the Developed Technology unless the sale, transfer, or assignment of the Developed Technology is part of an Acquisition.

         i. Holders of Capital Stock; Instruments Convertible into Capital Stock. Licensee warrants and represents that, within ten (10) business days of the Effective Date, all current Maxpop Shareholders and holders of instruments convertible into the capital stock of Maxpop Shareholders (i) will be made parties to this Section 4.4; (ii) will have executed this Agreement; and (iii) will have provided signatures of authorized agents of any entities signing as Maxpop Shareholders.

5.       REPRESENTATIONS AND WARRANTIES

         5.1 Disclaimer. Licensee acknowledges that the services to be provided could be of such complexity that it is impossible to ensure against all bugs or defects, including bugs or defects which do not manifest themselves during MAX's performance of the Services or Licensee's testing of the systems. Notwithstanding anything in this Agreement or otherwise to the contrary, MAX's obligation pursuant to this Agreement is to provide the level of Services requested by Licensee from time to time as understood and agreed that the work will be fully functional or will meet all of the project specifications after performance of the requested level of Services. In the event bugs or defects are detected MAX warrants and agrees to correct the bugs or defects within a reasonable period of time as mutually agreed based on the criticality of the bugs or defects. MAX MAKES NO WARRANTY WITH REGARD TO SERVICES, INCLUDING WARRANTY OF MERCHANTABILITY. IN NO EVENT SHALL MAX BE LIABLE FOR INDIRECT, INCIDENTAL DAMAGES, LOSS OF PROFITS, LOSS OF USE OR DATA, OR INTERRUPTION OF BUSINESS SUFFERED OR INCURRED BY THE LICENSEE OR ANY OTHER PARTY, WHETHER SUCH DAMAGES ARE LABELED IN TORT, CONTRACT, OR INDEMNITY, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT. EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, MAX SHALL NOT BE LIABLE OR OBLIGATED TO LICENSEE IN CONTRACT, TORT OR OTHERWISE OR ANY AMOUNT IN EXCESS OF THE AMOUNT OF ACTUAL PAYMENTS MADE BY LICENSEE TO MAX UNDER THIS AGREEMENT. MAX'S MAXIMUM LIABILITY HEREUNDER BEING HEREBY LIMITED TO SUCH AMOUNT.

         5.2 Disclaimer as to Third Party Hardware. MAX has not made, and does not make, any warranty whatsoever with respect to third-party hardware, software and/or equipment which is integrated or installed as part of the Services, and Licensee agrees to look solely to the manufacturers and/or vendors of such hardware, software and/or equipment with regard to any and all defects, bugs or similar items and does hereby hold MAX harmless therefrom. Notwithstanding the foregoing, MAX represents and warrants to Licensee that nothing contained in the Third Party Licenses, or in any agreement to which MAX is a party, (i) impairs the ability or right of MAX to enter into and perform this Agreement or (ii) imposes any affirmative obligations on Licensee, or (iii) grants to any person any right or license in the Developed Technology or the Products.

         5.3 No Obligation or Restriction. MAX represents and warrants that it is under no obligation or restriction, nor will it assume any such obligation or restriction that does or would in any way interfere or conflict with, or that does or would present a conflict of interest concerning, the work to be performed under this Agreement.

         5.4 Right to Exploit. MAX represents and warrants that it owns, or has the valid right, title and interest to exploit, transfer, license and use, all of the i.c.LiveTechnology, and has taken all actions reasonably necessary to protect the i.c.LiveTechnology. MAX has not received a notice that it is infringing upon or otherwise acting adversely to the right or claimed right of any third party under or with respect to any of the foregoing, and to the knowledge of MAX there is no basis for any such claim. MAX is not aware of any violation by a third party of any intellectual property rights in and to the i.c.LiveTechnology. MAX is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to MAX or that would conflict with the obligations of MAX under this Agreement.

         5.5 Workmanlike Manner; Willful Conduct Indemnity. Notwithstanding any other provision in this Agreement, MAX represents and warrants (i) that the Developed Technology shall be prepared in a workmanlike manner and with professional diligence and skill; (ii) that the Developed Technology, where applicable, will function on the machines and with operating systems for which they are designed; (iii) that the Developed Technology will conform to the specifications as provided in Section 2 and Exhibits related thereto; (iv) that MAX will perform all work required to create the Developed Technology hereunder in compliance with all applicable laws and regulations; and
(v) that the Developed Technology shall be free of any willfully introduced computer virus or any other similar harmful, or malicious code or data, and MAX shall indemnify and hold harmless Licensee from (A) any costs or damages awarded against Licensee in connection with any such willfully introduced virus, code or data, and (B) the cost of debugging any such virus and cost of alternative processing while debugging is under way.

         5.6 Indemnity. MAX shall indemnify Licensee and hold Licensee harmless from and against any loss, liability or claim, including attorneys' fees resulting from any breach of any representation or warranty, or covenants or agreements within this Agreement by MAX. Licensee shall indemnify MAX and hold MAX harmless from and against any loss, liability or claim, including attorneys fees resulting from any breach of any representation or warranty, or covenants or agreements within this Agreement by Licensee; provided, however, that Licensee shall not indemnify MAX, nor hold MAX harmless from, any loss, liability or claim brought by, through or under MAX shareholders against management or MAX's board of directors save and except those resulting from any breach of any representation or warranty, or covenants or agreements within this Agreement by Licensee.

         5.7 Licensee's Current Level of Business. Licensee represents and warrants that Licensee is neither now insolvent nor will Licensee be rendered insolvent by the consummation of this Agreement. Furthermore, Licensee will be able to pay its current liabilities as they become due, and (ii) will not have unreasonably small capital and will not have insufficient capital with which to conduct its present or proposed business. As used in this subsection, (A) the term "insolvent" means the inability of a corporation to pay its debts as they become due in the usual course of business, and (B) the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed, or secured or unsecured.

6.       CONFIDENTIALITY

         6.1 Protection of Confidential Information. The parties recognize that, in connection with the performance of this Agreement, each of them may disclose to the other its confidential Information. The party receiving any confidential information agrees to maintain the confidential status of such Confidential information and not to use any such confidential information for any purpose other than the purpose for which it was originally disclosed to the receiving party, and not to disclose any of such confidential information to any third party.

         6.2 Permitted Disclosure. The parties acknowledge and agree that each may disclose confidential information: (i) as required by law, provided that each party will use commercially reasonable efforts to obtain confidential treatment of any confidential information so disclosed; (ii) to their respective directors, officers, employees, attorneys, accountants and other advisors, who are under an obligation of confidentiality, on a "need-to-know" basis; (iii) to investors who are under an obligation of confidentiality, on a "need-to-know" basis; or (iv) in connection with disputes or litigation between the parties involving such confidential information; and each Party will use commercially reasonable efforts to limit disclosure to that purpose and to ensure maximum application of all appropriate judicial safeguards (such as placing documents under seal).

         6.3 Applicability. The foregoing obligations of confidentiality shall apply to directors, officers, employees and representatives of the parties and any other person to whom the Parties have delivered copies of, or permitted access to, such confidential information in connection with the performance of this Agreement, and each party shall advise each of the above of the obligations set forth in this Section 6.

         6.4 Third party Confidential Information. Any confidential information of a third party disclosed to either party shall be treated by such party in accordance with the terms under which such third party confidential information was disclosed; provided, that the party disclosing such third party confidential information shall first notify the other party that such information constitutes third party confidential information and the terms applicable to such third party confidential information; and provided further, that either party may decline, in its sole discretion, to accept all or any portion of such third party confidential information.

         6.5 Return of Confidential Information. Upon expiration or termination of this Agreement, each party shall promptly return to the other all confidential information of the other party, including all of the physical embodiments thereof in its possession, including all copies thereof, and shall case using the same, except to the extent their use is licensed or otherwise permitted under this Agreement. Each party shall certify to the other party in writing its compliance with this Section upon return of such materials.

         6.6 Non-Disclosure Agreement. The confidentiality provisions contained in this Section 6 supersede any prior Non-Disclosure agreement between the parties; provided, that no party shall be relieved of liability for any breach of such Non-Disclosure Agreement prior to the Effective Date.

7.       INTELLECTUAL PROPERTY RIGHTS

         Both parties acknowledge that MAX has valuable and exclusive rights to patents, trade secrets, know how, books, records, data, plans, manuals, trademarks, trade names and copyrights relative to MAX's products. No rights to any pre-existing MAX technology are being conveyed by this Agreement other than as explicitly stated herein. The parties agree that Licensee may propose and use one or more trade names for the software application (like "Broadcast Fuel Injector"), a component of which will be the Developed Technology, developed under this Agreement for Licensee.

8.       FORCE MAJEURE

         In no event shall the parties be liable to each other for failure or delay in the performance of any non-monetary obligations contained in this Agreement or in any purchase order or Agreement accepted hereunder by MAX or Licensee arising, directly or indirectly, from acts of God, unforeseeable circumstances, acts (including delay or failure to act) of any governmental authority (de jure or de facto), war (declared or undeclared), riot, revolution, priorities, fires, floods, weather, strikes, labor disputes, sabotage, epidemics, factory shutdowns or altercations, embargoes, delays or shortages in transportation, delay or inability beyond the reasonable control of the hindered party to obtain or procure labor, manufacturing facilities or materials, or causes of any other kind beyond the reasonable control of the hindered party.


9.       RELATIONSHIPS

         9.1 Licensee as Independent Contractor. Licensee is acting solely as an independent contractor and is not the legal representative, partner or agent of MAX for any purpose.

         9.2 MAX as Independent Contractor. MAX is acting solely as an independent contractor and is not the legal representative, partner or agent of Licensee for any purpose.

         9.3 Purchased Product. The terms upon which a party will purchase a product from the other party shall be upon mutually agreed terms which terms shall include payment within thirty (30) days. The price at which such product is resold by the purchasing party shall be determined solely by the purchasing party.

10.      DURATION AND TERMINATION

         10.1 Default. The term "default" and/or "breach", "Default" and/or "Event of Default", "Breach" and/or "Event of Breach", wherever used in this Agreement, shall mean any one or more of the following events, after expiration of any grace period or notice and cure period provided or referenced below with respect to any such events:

                  (a) if any sum payable by Licensee hereunder, is not paid according to the provisions of Section 4 when due;

                  (b) if any representation or warranty of Licensee or MAX herein shall prove false or misleading in any material respect or shall have omitted any substantial contingent or unliquidated liability or claim;

                  (c) if the Developed Technology fails to be accepted by Licensee after MAX has had an opportunity to cure for non performance as provided in Section 2;

                  (d) if Licensee shall continue to be in default under any of the other terms, covenants or conditions of this Agreement (which do not involve the payment of money) for thirty (30) days after notice from MAX; or

                  (e) if MAX shall continue to be in default under any of the other terms, covenants or conditions of this Agreement (which do not involve the payment of money) for thirty (30) days after notice from Licensee.

         10.2 Effective Date; Termination. This Agreement shall commence as of the Effective Date and shall remain in effect unless terminated by either party in accordance with this Section 10.2. Either party may terminate this Agreement after breach of this Agreement by the other party by giving written notice of such breach and the other party's failure to cure such breach within thirty (30) business days of its receipt of such notice. The license and right granted under Sections 1.1 and 2.7 shall be immediately revoked upon termination.

         10.3 ARBITRATION. Any issue or dispute between the parties arising out of or related to this Agreement or its alleged breach that is not resolved between the parties may be referred to arbitration in accordance with the provisions of this Section. Any such unresolved issue, dispute or claim shall be resolved exclusively by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Demand for arbitration must be made within one year after the discovery of the claim on which the demand is based. If the claiming party fails to demand arbitration within one year of the discovery of the claim, the claim shall be deemed to be waived and shall be barred from either arbitration or litigation. This Section may be enforced pursuant to the Federal Arbitration Act, and the Texas Arbitration Act shall also apply to this Section and proceedings conducted Pursuant to this Section. Either Party may invoke arbitration of an issue by serving on the other party a written notice of arbitration, which shall specify with reasonable detail (1) the issue in dispute, (2) the claims asserted, and
(3) the remedy sought by the party invoking arbitration. Each party shall appoint one arbitrator to arbitrate the subject issue. The arbitrators shall be appointed within fifteen (15) days of the date of the foregoing described notice. If one party fails or refuses to appoint an arbitrator, then the first arbitrator appointed shall appoint a second arbitrator. Within thirty (30) days of the last of those appointments, the two arbitrators shall appoint a third arbitrator. Each party appointing an arbitrator or for whom an arbitrator is appointed shall bear all costs and expenses associated with that arbitrator, and the cost and expenses associated with the third arbitrator shall be shared equally by the parties. If a party makes demand for arbitration as provided herein, then the arbitration hearing shall be held at a location designated by the other party within Dallas County, Texas. Within ten (10) days after the conclusion of the arbitration proceeding, the arbitrators shall render a written decision of the arbitration and state the reasons for the award and decision. The arbitrator may award costs, including attorney's fees, to the prevailing party. The decision of the arbitrators is binding upon the parties, and after the completion of the arbitration, a party to the arbitration may not institute litigation to reverse the decision of the arbitrators. It may, however, institute litigation in any court of competent jurisdiction to enforce the claim or issue determined by the arbitration proceeding. Once a claim or issue is submitted to arbitration, neither party may institute litigation regarding the claim or issue submitted, except to enforce that arbitration decision.

11.      AMENDMENTS

         This Agreement (and the referenced Exhibits) sets forth the entire Agreement between the parties. All previous oral and written agreements between the parties are hereby terminated and neither party shall have any continuing obligation of any kind thereunder. This Agreement may be changed, altered, or amended only by an Agreement in writing signed by both parties. Subject to the foregoing provisions, all covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto shall be binding upon and inure to the benefit of the successors, assigns and legal representatives of the parties hereto, whether or not so expressed.

12.      NOTICES

         Except as otherwise provided in this Agreement, all writings, notices, payments and reports required hereunder shall be sent by certified or registered mail to the parties at their address specified in the preamble, or to such other address of the party specified to the other by such notice. Any writing, notice, payment or report sent by other means shall be considered properly sent under this Agreement when and if received by the other party. Either party may change its address at any time during the term of this Agreement by sending notice of such change to the other party.

13.      MISCELLANEOUS

         13.1 Expenses. Each party to this Agreement shall bear its own legal and accounting expenses in connection with the transactions provided for herein, including without limitation taxes and accountants' and attorneys' fees and expenses of its representatives. Each of the parties hereto agrees to hold the other harmless from and against any liability for broker's or finder's fees, if any, incurred by such party.

         13.2 Waivers. No delay or omission by either party hereto to exercise any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained.

         13.3 Governing Law and Venue. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS. VENUE SHALL BE PROPER IN STATE OR FEDERAL COURT IN DALLAS COUNTY, TEXAS.

         13.4 No Benefit to Others. Except as provided in Section 6, the representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators, and legal representatives, and shall not be construed as conferring and are not intended to confer any rights on any other persons.

         13.5 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a party of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         13.6 Indemnity by Licensee. Licensee will indemnify and hold harmless MAX from any and all claims relating to breach of Licensee's warranty covering Broadcast Fuel Injector and strict liability or breach of warranty related to products liability law of any jurisdiction in which the goods may land in the stream of commerce.

         13.7 Limitation of Liability. SUBJECT TO THE PROVISIONS IN SECTION 13.8, IN NO EVENT SHALL MAX OR LICENSEE BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR DATA, INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY), OR FOR ANY CLAIM AGAINST THEM BY ANY THIRD PARTY. IN NO EVENT WILL MAX, LICENSEE, OR THEIR RESPECTIVE SUPPLIERS, BE LIABLE FOR (A) ANY REPRESENTATION OR WARRANTY MADE TO ANY THIRD PARTY BY LICENSEE OR MAX, RESPECTIVELY OR BY ANY REPRESENTATIVE AGENT, TO PERFORM AS SPECIFIED HEREIN EXCEPT AS, AND TO THE EXTENT, OTHERWISE EXPRESSLY PROVIDED HEREIN; OR (B) ANY USE OF THE PRODUCT OR THE DOCUMENTATION OR THE RESULTS OR INFORMATION OBTAINED OR DECISIONS MADE BY END USERS OF THE PRODUCT. THE REMEDIES PROVIDED HEREIN ARE SOLE AND EXCLUSIVE REMEDIES.

         13.8 Indemnity for Infringement. MAX shall indemnify and hold harmless Licensee against any and all liability, suits, claims, losses, damages and judgments, and shall pay all costs (including reasonable attorneys' fees) and damages to the extent that such liability, costs or damages arise from a claim that the Developed Technology, any services related to the Developed Technology or any materials furnished by MAX hereunder infringe any third party's patent, copyright, trade secret, proprietary information, trademark or other legally enforceable proprietary right. MAX, at its option, may defend or settle any such action or any part thereof brought against Licensee arising from a claim that such infringement as described herein has occurred. MAX's obligations under this
Section 13.8 are conditioned upon its being given (i) prompt notice of each such claim received in writing by Licensee and (ii) the right to control and direct the investigation, defense and settlement of each such claim. The provisions of this Section 13.8 shall survive any termination of this Agreement.

         13.9 No Partnership. Nothing contained in this Agreement shall constitute or be deemed to constitute a partnership between the parties.

         13.10 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the construction or interpretation of this Agreement.

         13.11 Construction. Any alleged uncertainty or ambiguity in this Agreement shall not be construed for or against a party based on attribution of drafting to such party.

         13.12 General Conduct. Both parties agree (i) to conduct business in a manner that reflects favorably at all times on the Developed Technology and the Product and the good name, goodwill and reputation of the other; (ii) to avoid deception, misleading or unethical practices that are or might be detrimental to the other or the public, including, but not limited to, disparagement of the other or its products, and acceptance or payment of bribes, kickbacks or secret profits; (iii) to make no representations, warranties or guarantees to end users or to the trade with respect to the specifications, features or capabilities of the Products other than those agreed to by the parties or those made by such party for which such party intends to bear the liability; and (iv) not to publish or use (or cooperate in the publication or use of) any misleading or deceptive advertising material.

         13.13 Compliance with Laws; Approvals. Both parties shall comply with all applicable laws in performing its duties hereunder and in any dealings with the Products, including, but not limited to, laws relating to antitrust and fair business practices. Both parties are encouraged in good faith, but not required, to advise the other of any laws or other regulatory requirements in force in the territories in which the other sells the Products that relate to the Products, including, but not limited to, laws relating to labeling, health or safety and other issues related to localization of the Products. Each party shall be responsible for obtaining any governmental approvals or registrations necessary for the effectiveness of this Agreement and the arrangements contemplated herein required of it, and shall use its best efforts to obtain such approvals promptly.

         13.14 Approvals and Consents. Except as provided in Section 13.15, all approvals and other consents, or otherwise, deemed necessary or appropriate to permit the consummation of the transactions contained herein shall have been received, including any approvals from the parties boards of directors, which shall not be unreasonably delayed or withheld. Both parties agree that they have had an opportunity to consult with an attorney regarding the terms of this Agreement.

         13.15 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

         13.16 Survivability. In the event of any termination of this Agreement, Sections 1, 5, 6, 10, 13.6, 13.8 shall survive and continue in effect and shall inure to the benefit of Licensee's and MAX's respective legal representatives, executors, administrators, successors and assigns.

         13.17 Publication of Agreement. The parties shall mutually agree upon the time, form and content of any press release, public announcement or disclosure to any other third party regarding this Agreement, the Developed Technology, or any matters related thereto, and no such press release, public announcement or disclosure may be made prior to such agreement.

         13.18. Assignability. This Agreement may not be assigned to any third party by either party without the prior written consent of the non-assigning party's express written consent not to be unreasonably withheld; except in the event of a sale or transfer of all or substantially all of the assigning party's assets to such third party except as provided in Section 4.4.

         13.19. Remedies. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.




                       [signatures on the following page]

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed, or through their duly authorized officers, have duly executed this Agreement, effective as of the date first above written.


                                    Max Internet Communications, Inc.



                                    By:  /s/ ROBERT F. KUHNEMUND
                                        --------------------------------------
                                          Robert F. Kuhnemund,
                                          Chairman of the Board and
                                          Chief Executive Officer







                                    By:  /s/ CRAIG BOLIN
                                        --------------------------------------
                                          Craig Bolin
                                          President - maxpop.com






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                                    EXHIBIT A

                            Definition of "Industry"



Except as excluded below, the "Industry" shall mean delivering repurposed multimedia program content that is produced for transmission broadcast via television, cable, satellite, Internet and/or radio broadcast directly and/or indirectly to consumers and shall include any company that originates and by electronic means transmits radio or television programming through a licensed local television broadcast station(s), licensed local radio broadcast station(s), cable television channel(s) or network(s), or satellite broadcasting channel(s) or network(s).

Excluded from the meaning of "Industry" are applications, hardware or equipment whose function does not affect the (i) visual or audio quality or (ii) the speed of delivery of repurposed content (i) the following, including but not limited to:

         Companies in the following or similar hardware or equipment businesses with a majority of sales derived from manufacturing, sale or support of hardware, equipment or products:

A.       Electronic News Gathering Equipment

B.       Satellite News Gathering Equipment

C.       Network Transmission Equipment including but not limited to:
                  Routers
                  Switches
                  Customer Premises Equipment
                  Electronic Messaging Systems

D. Interactive Television hardware equipment and software, which a user of the interactive television hardware interacts with, that allows the user to receive content

E.       Consumer Electronics or Client Service Platforms

2.       Companies in the following or similar service businesses:

A.       Distributed Delivery Insertion of Advertising

B. Private, Corporate or Institutional Media Services including but not limited to:
                  Hospitals
                  Government Agencies software applications, which a user of hardware or equipment interacts with, that allows the user to receive content
                  Charities
                  Religious Organizations
                  Educational Institutions

C.       Private or Corporate Institutions with internal Media Services.




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                                    EXHIBIT B

"Developed Technology" shall mean New Software Components formulated solely for the first and successive versions of Licensee's products and/or services contemplated as of the Effective Date to be known as the "Broadcast Fuel Injector."

"New Software Components" shall mean computer software including application programs, support programs and support files including but not limited to files with names ending with the extensions .dll and .vxd, whether in compiled form or in source code form that are not Derivative Work(s), and media processor native software objects.

"Broadcast Fuel Injector" shall mean a proprietary software application program which Licensee will own and use to encode, compress or otherwise re-purpose audio/video content, that benefits from media processing acceleration by the i.cLive Media Processor in conjunction with the Developed Technology.

Properties of the Developed Technology.

1.       The Developed Technology shall comply with the following guidelines:

         A. It will be new computer application program utilizing Developed Technology, that will be installed after normal installation of MAX's standard Mediaware, version 2093 or 2094.

         B. It will utilize a cosmetic design to Licensee's specifications to be provided by Licensee within thirty (30) days of commencement of this Agreement.

         C. It will provide video capture modes of: 176x144, 320x240, 352x240, 352x288

2.       The Developed Technology shall also include the features defined below:

         A. Developed Technology shall only operate upon i.c.Live hardware owned by Licensee and identified by a unique serial number.

         B. The output of the Developed Technology shall be compatible with Windows Media Player version 6.2.

Performance Requirements. The Developed Technology shall provide improved quality of video compression, when compared to Microsoft Windows Media Encoder version 4.1.00.3917 using its standard compressor/decompressor components. The improved quality of video compression provided by the Developed Technology shall equal or exceed an amount greater than fifty percent (50%) in any cumulative combination of the Improved Quality Parameters defined below. Video compression quality improvements will be present when a video streaming file is: i) viewed at a rate of twenty-four (24) frames per second; ii) in an aspect ratio of 176 pixels by 144 pixels (horizontal by vertical; a.k.a Quarter Common Intermediate Format or QCIF); iii) at a video data stream transmission rate averaging thirty
(30) kilo-bits per second (+/- 20%) viewed using Windows Media Player version
6.2.



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Acceptance Test. Performance of this Agreement shall be completed and the
Developed Technology shall be deemed acceptable upon i) Licensee's written notice of acceptance or, ii) successful completion of the an Acceptance Test performed in accordance with the Acceptance Test Procedure (ATP) described below.

The Acceptance Test shall compare a "Reference" file and a "Subject" file in order to demonstrate and measure the improved quality of video compression performed by the Developed Technology.

The Acceptance Test shall be performed upon a mutually acceptable test platform provided to MAX by Licensee within thirty (30) days of commencement of this agreement.

Reference Video Tape. A VHS video-tape containing three (3) recorded analog audio/visual sequences (sequences A, B and C) of thirty (30) seconds in length each provided by Licensee.

Reference Files. The encoded data files (Reference Files A, B and C) produced by utilizing Microsoft (standard) Windows Media Encoder to capture and process the Reference Video Tape, at a setting that yield data files for data streaming at an approximate average rate of 30 Kbps (+/- 20%) including audio.

Subject Files. The encoded data files (Subject Files A, B and C) produced by utilizing the Developed Technology (with or without Microsoft standard Windows Media Encoder) to capture and process the "Reference Video Tape," at a setting that yield data files for data streaming at an approximate average rate of 30 Kbps (+/- 20%) including audio.

Improved Quality Parameters. MAX and Licensee agree that the following parameters when reduced, minimized, and/or eliminated, constitute improved video quality.

1.       motion artifact or random pixel count,

2.       appearance and/or persistence of macro-blocks,

3.       poor object edge definition,

4.       scene change artifact count,

5.       scene change recovery delay

For the purpose of the Acceptance Test, audio quality shall be equivalent to Windows Media Encoder set at a 12kbps mono aural audio bandwidth setting.

Other improved quality parameters that can be measured on a frame-by-frame or sequential frame average basis may be added to the Acceptance Test by mutual written consent of the parties prior to the Acceptance Test.





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Acceptance Test Procedure (ATP). The ATP shall be performed at a location to be determined by mutual consent, and be witnessed by the parties. Tests shall be judge by a panel of three anonymous broadcast industry specialists (the Judges) as determined by mutual consent of the parties respective legal counsel. All expense for the ATP shall be born by Licensee including but not limited to facility rental, test equipment and other incidental expenses.

There shall be three tests that may be applied in order to determine compliance of the Developed Technology. The Judges will make all comparisons on the following scale of improved video quality rating:

No Improvement          shall be equated as:        zero            percent          (0%) improvement
Some        "             "   "    "     "          thirty-three      "              (33%)   "
Significant "             "   "    "     "          sixty-six         "              (66%)   "
Great       "             "   "    "     "          one hundred       "              (100%)  "

Test Number One: The Judges will view each pair of Reference and Subject Files (of the three pairs) in full motion and rate the difference in playback quality of the Subject File over its corresponding Reference File according to the rating scale above.

Example: test rating form for Test # 1

Full Motion Test                         Amount of Comparative Improvement
Reference A versus Subject A             None, Some, Significant or Great
Reference B versus Subject B
Reference C versus Subject C

Test Number Two: The Judges will view each pair of Reference and Subject Files simultaneously, in a magnified or enlarged form, on a frame-by-frame basis. Each Reference File still (or stopped motion) video frame will be compared to its corresponding Subject File still video frame and rated according to the rating scale above.

Example: test rating form for Test # 2

Stop Frame Overall Improvement                  Amount of Improvement per Frame
Reference A versus Subject A                    None       Some      Significant      Great
Frame 1
Frame 2
Frame 3
Frame 4 through the final frame

A similar form must be used for comparison of each pair of Reference/Subject Test Files





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Test Number Three: The Judges will view each pair of Reference and Subject Files simultaneously, in a magnified or enlarged form, on a frame by frame basis. Each Reference File still image (or stopped motion video frame) will be compared to its corresponding Subject File still video frame and rated with respect to each of the Improved Quality Parameters according to the rating scale above.

Example: test rating form for Test # 3, Reference A versus Subject A

Stop Frame Improve Quality Parameters:              Pixel          Macro          Object        Scene       Overall
0  =  No Improvement                                Error          Block          Edge          Change      Scene
1 = Some Improvement                                Improvement    Improvement    Definition    Pixel or    Change
2 = Significant Improvement                                                                     Macro       Delay
3 = Great Improvement                                                                           Blocks      Improvem't
Frame 1
Frame 2
Frame 3
Frame 4 through the final frame

A similar form must be used for comparison of each pair of Reference/Subject Test Files





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                                    EXHIBIT C


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                                    EXHIBIT D

                              Form of Documentation

One weekly "Project Status Report" from each Technical Development, Contractor or Other Staff member assigned to perform a substantial role in performance under this Agreement.















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                                    EXHIBIT E

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                                    EXHIBIT F

                              On-going Development

Upon acceptance of the Developed Technology, under MAX's standard Professional Services Agreement to add further enhancements of performance or functionality to the Developed Technology.

Such On-going Development will be performed under the continuing Joint Management guidelines of Section 2.1 of this Agreement.
















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                                    EXHIBIT G

                                     License

MAX will provide standard Mediaware of current supported version, (1) per i.c.Live Media Processor with each i.c.Live product used by Licensee.

"Standard Mediaware" shall mean the installable finished application provided to purchasers of, and necessary to operate, products sold as i.c.Live3600R.

Standard Mediaware may include third party software titles under authorized distribution agreements with the respective parties. As with all MAX's i.c.Live customers, the duty of acceptance and compliance with third party software licenses shall be incumbent upon Licensee.

Microsoft         DirectX
                  Windows Media Format SDK
                  Windows Media Encoder SDK
                  Internet Explorer - Content Developer License
                  NetMeeting
                  Media Player

                  Adobe    Acrobat Reader

Intel / Ligos     Indeo Encoder/Decoder drivers

White Pines       CUSeeMe - Special MAX Edition








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                                    EXHIBIT H

                            INTENTIONALLY LEFT BLANK






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                                    EXHIBIT I

                                 Form of Invoice

MAX's standard trade invoice form attached hereto






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                                    EXHIBIT J

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                                    EXHIBIT K

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                                    EXHIBIT L
                              Work Continuance Plan

         To ensure that the development will be able to proceed in the event that MAX is forced to cease operations, the Key Personnel will be granted access to a mutually agreeable off-site 'controlled access room' within which the development will be allowed to continue.

         The 'controlled access room' will be such that the access to the room will be controlled by Licensee, and within the room, access to the source code to the i.c.Live Technology will be controlled by the MAX Key Personnel.

         Licensee may use any reasonable means to control access to the room, including door locks and electronic security measures, the keys to which Licensee may choose to solely possess and control. The cost for any delays associated with failure to allow MAX Key Personnel access to development tools shall be fully born by Licensee. Upon notice by MAX Key Personnel of such delays, a new plan for continuance shall be developed by the parties within (5) working days or this Agreement shall become null and void.

         The MAX Key Personnel will not be allowed access to the room without the knowledge or approval of Licensee personnel designated in writing by Licensee.

         MAX may use any reasonable means to control access to the source code to the i.c.Live Technology, including a locking safe, electronic security measures, and encryption techniques, the keys to which only MAX Key personnel will possess.

         In no case will Licensee personnel be allowed access to the source code to the i.c.Live Technology without the presence of the MAX Key Personnel. The source code to the i.c.Live Technology will be removed from the 'controlled access room' only by MAX Key Personnel on conclusion of and payment for the development.

         The computers on which the source code to the i.c.Live Technology will be used will not be connected by any means to any network outside of the controlled access room, including LAN, wan, wireless network technology, the Internet or phone lines or removable media storage devices. Licensee agrees upon risk of irreparable harm to MAX to prevent any unauthorized access to MAX's development tools, computers, source codes and all associated intellectual property under this Continuance Plan.

         Salaries for the MAX Key Personnel will be paid out of the Development Payments the remainder of which will be paid to MAX normally. All expenses for work-space, utilities, and sundry operations costs will be borne by Licensee.

         Upon acceptance of the Developed Technology, removal of all MAX's intellectual property from the offsite controlled access room and full payment of all Development Fees, it will be delivered to Licensee upon compact disk storage media.



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                                    EXHIBIT M

                            INTENTIONALLY LEFT BLANK



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                                    EXHIBIT N

                            INTENTIONALLY LEFT BLANK




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                                    EXHIBIT O



MAX's i.c.Live Technology. All i.c.Live components of existing software (all versions) whether in finished form, source code or object code. All versions of i.c.Live and Chromatic Research hardware designs, products and prototypes.

Third Party Software. Any software not authored by MAX or Chromatic Research that may be used with i.c.Live Technology and/or may be distributed upon product issues of Mediaware under license but is third party software, are not in any way i.c.Live Technology.
















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                                    EXHIBIT P

                                     Support

Annual Maintenance Fees for the Developed Technology Cover:

Ongoing support            -   Application Support
                           -   Training

Compatibility Advancement  -   Future Mediaware Versions
                           -   Future Operating Systems

Planning of Future Enhancements of the Developed Technology

Preferred Alpha and Beta Test Support






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